PHOENIX
CORPORATE FINANCE INC

ENGAGEMENT AGREEMENT

THIS Amended AGREEMENT made in triplicate this 20th day of July, 2016

BETWEEN:

Phoenix Corporate Finance Inc., a corporate finance advisory and facilitation firm with its registered Head Office located at 55 York Street, Suite 201, Toronto Ontario, M5J 1R7 (hereinafter referred to as **"The Advisor"**)

-And-

SusGlobal Energy Corp., a corporation existing under the laws of the Province of Ontario, with its registered Head Office located at 200 Davenport Road, Toronto Ontario, M5R 1J2 (hereinafter referred to as **"The Client")**

WHEREAS, The Advisor is a corporate finance firm in the business of advising, structuring, and facilitating financing on behalf of its client companies.

WHEREAS, The Client requires corporate finance advisory and facilitation services and wishes to engage the services of The Advisor by formally retaining The Advisor to advise and assist with structuring, negotiating, and facilitating financing in the amount of up to $15,000,000 as requested by The Client.

AND NOW THEREFORE, the purpose of this Agreement is to grant written authorization from The Client to The Advisor to advise and act on The Client's behalf as requested, and clearly sets out the compensation due to The Advisor for its financing advisory and facilitation services as further described in this Agreement, and as per the Fees contained within this Agreement.

THEREFORE THIS AGREEMENT WITNESSETH, that in consideration of the mutual covenants contained herein and other valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

This Agreement gives Phoenix Corporate Finance Inc., authority to act as The Advisor for The Client on this proposed financing transaction, and clearly sets out the compensation due to The Advisor for its services as further described in this Agreement.

SERVICES:

The Advisor will provide the following services to The Client as required:

- review pertinent information and advise The Client with respect to various financing possibilities, and the anticipated terms for a proposed financing including pricing, timing and related structural issues,
- perform financial due diligence,
- perform technical due diligence,
- perform corporate/legal due diligence,
- issue an Estimated Market Valuation,

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- preparation of documents and information packages required to initiate funding for a corporate financing transaction,
- advise and assist The Client in negotiating definitive agreements for any financing with third parties,
- Manage the financing transaction on behalf of The Client from acceptance of final Term Sheet to the Funding Date(s).

The above services will be provided meeting all relevant industry standards.

ENGAGEMENT OF ADVISOR:

The Client hereby engages and retains The Advisor to act as the corporate finance advisor to The Client and to assist the client in facilitating this proposed financing transaction on a 'best efforts' basis.

The Advisor will make all best efforts to ensure the availability of Saul Muskat to the Client and the participation by Saul Muskat throughout the delivery of its services to The Client as provided for in this Agreement.

The Client hereby agrees to pay The Advisor the following fees an Engagement Fee in the amount of $60,000 + HST as follows:

(1) First payment of $15,000 + HST is payable upon the signing of this Agreement,
(2) Second payment of $15,000 + HST is payable upon receiving a commitment to provide financing to the Client on terms satisfactory to The Client
(3) Third payment of $30,000 + HST is payable out of the proceeds from financing.

Engagement Fees are expressed in Canadian Dollars.

FACILITATION FEES

The Advisor shall immediately receive a Facilitation Fee calculated on the total amount of the financing as follows:

M.H. - $7,500 PER SPACE AS PER TERM SHEET sm

Fees	***2% of gross amounts payable in cash plus 6% of gross amounts payable in voting Common Shares of the Client (restricted for 12 months from date of issue). These restricted Common Shares will be issued upon the closings in proportion to the advances for the Georgian Bluffs Project***

The Facilitation Fees are due and payable at each funding date at the time of each advance made to the Client paid directly from the lawyer on each closing date under a Letter of Direction to the Advisor's legal representative – ***on each closing date.***

The Facilitation Fees is payable in Canadian Dollar Equivalent and is subject to HST.

IRREVOCABLE DIRECTION OF PAYMENT:

The Client agrees that this Engagement Agreement serves as an Irrevocable Direction of Payment to the funder(s) to pay all fees owing and payable under this agreement on the funding date(s) directly to The Advisor, and The Client hereby directs the funder(s), and/or the funder's lawyer, and/or its closing agent to pay all fees/expenses due to The Advisor as a first-ranking disbursement from the funding proceeds without any further instruction from The Client.

EXCLUSIVITY:

This Agreement is granted to the Advisor on an exclusive basis to act for The Client as its corporate finance advisor on this proposed financing only.

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RIGHT OF FIRST REFUSAL

Subject to the Client and the Advisor being successful in completing this proposed financing, The Client hereby grants the Advisor a right of first refusal to act as the Advisor for The Client and its affiliates if any in connection with any future equity financing, quasi-equity, project financing, M&A transaction for a period of thirty-six (36) months from the date of this Amended Agreement. If The Client is intending to proceed with any such transaction, The Client shall provide The Advisor written notice of the proposed terms thereof (including the fee schedule, if applicable that would be payable to any agent or agents). The Advisor will have 10 business days from receipt of written notice of any such transaction to exercise such right of acting on the transaction for which written notice was received. In the event that The Advisor does not elect for this transaction, The Client is free to proceed with such other agent or advisor for such transaction, provided that (a) the arrangements with such agent/advisor are entered into within 15 business days thereafter on the terms set out in the notice and (b) in the case of any other financing transaction, the Advisor shall participate, at its option, in a syndicate of such financing, with no less than 35% participation. If the 15 business day period lapses, the Advisor's right of first refusal will be renewed and The Client will be required to provide the Advisor with a new written notice. The Advisor's right of first refusal contained herein shall nevertheless continue to apply with respect to any equity, quasi-equity, project financing or M&A transaction undertaken by The Client or any of its affiliates within the balance of the said thirty-six (36) months from the funding, an IPO or public listing.

TERMINATION

This agreement can be terminated any time by either party upon 30 days prior written notice. The agreement will terminate on December 31st 2016, if not previously terminated.

BREAK FEE

Should The Client cancel the pursuit of financing as contemplated in this agreement by entering into formal and structural discussions to be acquired, non-compliance with the terms of this Engagement Agreement, or other such action that would substantially change The Client's financing options or effectively change this Agreement, at The Advisor's option, The Client agrees to pay a Break Fee of $60,000+ HST, less any amounts paid immediately upon written termination notice from The Advisor.

HOLD OVER

Should this engagement be terminated by The Client for whatever reason, The Client will pay The Advisor the Engagement Fee and Facilitation Fee to a maximum of 2% in Canadian Dollars + all applicable taxes (HST) as outlined in this Agreement should The Client receive any additional equity funding or financing from any investor or lender that was introduced to The Client by The Advisor for up to one (1) year from the later of the funding date or termination date hereof.

NON-CIRCUMVENTION

The Client shall not contact or transact with any investor disclosed by The Advisor during the term of this Agreement without prior written consent from The Advisor until the financing has closed. If a financing is not consummated under this Agreement and, within one (1) year of the termination of this Agreement, The Client obtains equity financing from an investor disclosed to The Client by The Advisor during the term of this Agreement, then that financing shall be deemed to have been arranged by The Advisor under this Agreement and The Client shall pay the Engagement Fee and Facilitation Fee as specified in this Agreement. The Advisor agrees to provide assurance with all introductions of pre-qualification and interest in The Client.

ADDITIONAL SERVICES:

The engagement of The Advisor to perform any services in addition to those described herein shall be set forth in, and subject to the terms and conditions of, a separate letter agreement and the fees for such services will be negotiated separately in good faith. The Client agrees to pay The Advisor on an hourly basis at a rate of $385 per hour plus applicable HST, to perform these additional advisory services. The hourly advisory fees will be invoiced to The Client at the end of each month for hours deployed at the quoted rate incurred for that month plus any applicable taxes. The Client agrees to remit payment to The Advisor within 5 days of receipt of said invoice.

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RE-IMBURSEMENT OF EXPENSES:

The Advisor shall also submit, on a monthly basis, an Expense Re-Imbursement Request for all expenses incurred while conducting business on behalf of The Client which exceeds the Initial Expense Retainer (if any), which shall include, but not limited to, any travel and accommodation expenses, entertainment, gas, parking, cellular telephone calls as billed, or any petty cash advanced on behalf of The Client. The Client agrees to pre-pay any such expenses as requested by the Advisor and pre-approved by the Client in writing.

Initial Expense Retainer

The Client will not be required to pay an Initial Expense Retainer on this engagement. However, The Client agrees to pay all monthly invoices for approved expenses within five business days of email request. All expense Invoices are supported by receipts for expenses required by The Advisor to undertake the duties listed and described within this agreement.

THE CLIENT'S OWN EXPENSES

The Client is responsible for all of its own expenses, including but not limited to legal costs, accounting costs, and other professional costs or other consulting costs that it may seek at its discretion to successfully conclude any proposed transaction.

INDEMNITY:

The Client and its affiliates agree to indemnify and save The Advisor, its affiliates and shareholders, directors, officers, employees, agents and advisors (the "**Indemnified Parties** ") harmless from and against any and all losses (other than losses of profits), claims, actions, suits, proceedings, damages, liabilities or reasonable expenses of whatsoever nature or kind, including investigation expenses and legal expenses on a solicitor and client basis incurred by the Indemnified Parties, to which the Indemnified Parties may become subject by reason of or in connection with the engagement hereunder and/or based upon, directly or indirectly, any breach of a covenant, representation or warranty by the Client contained herein, except to the extent that any such loss, claim, action, suit, proceeding, damage, liability or expense result from gross negligence, willful misconduct, bad faith or violation of any applicable law by The Advisor and/or the particular Indemnified Party.

If any claim, action, suit, proceeding or other matter, including any inquiry or investigation (whether formal or informal), is brought or instituted against the Indemnified Party in respect of which Indemnification is required hereby by The Client, such Indemnified Party shall promptly notify The Client and The Indemnified Party shall promptly retain legal counsel (who shall be acceptable to the Client, acting reasonably) to represent the Indemnified Part in such matter, and The Client shall pay all reasonable fees and disbursements of such counsel relating to such matter.

DUE DILIGENCE:

The Client will make available to The Advisor all corporate, financial, technical, and operating information and documentation regarding The Client, and will provide access to senior management, facilities, employees, auditors, legal counsel, consultants and operators of The Client in order to permit The Advisor and its legal counsel to conduct such due diligence investigation of the business and affairs of The Client, which are reasonably necessary to allow The Advisor to perform its services hereunder.

ACCURACY OF INFORMATION:

In carrying out its responsibilities hereunder, The Advisor will necessarily rely on information prepared or supplied by The Client or other sources reasonably believed by The Advisor to be reliable and will apply reasonable standards of diligence to any work the Advisor performs hereunder in the nature of the assessment or review of data or other information. However, The Advisor will be entitled to reasonably rely on and assumes no obligation to verify the accuracy or completeness of such information and under no circumstances will be liable to The Client or The Client's security holders for any damages arising out of the inaccuracy or incompleteness of such information.

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The Client hereby represents and warrants to The Advisor that all information and documentation concerning The Client and any subsidiaries or affiliate companies, that is provided by the Client and its subsidiaries and/or affiliates and their agents and advisors to the Advisor directly or indirectly, orally or in writing in connection with this Agreement, including, but not limited to any offering memorandum, prospectuses, marketing materials and/or due diligence materials, will be true, accurate and complete in all material respects and not misleading in any material respect and will not omit to state any fact or information which might be considered to be reasonably material to The Advisor, in performing the services contemplated herein.

In the event that an agency agreement is entered into between The Client and one or more registered Investment Dealers or Exempt Market Dealers with respect to The Client's transaction contemplated herein, The Advisor shall have the benefit of the representations, warranties and covenants made by The Client to the agent set forth in such agency agreement. Such representations and warranties shall form an integral part of this Agreement and shall survive the closing of The Client's transaction contemplated herein and continue in full force and effect for the benefit of The Advisor in accordance with the agency agreement, and subject to the time period identified in the agency agreement.

PROVISION OF DOCUMENTATION:

The Client will ensure that, until the termination of this Agreement, The Advisor is provided on a timely basis with all information and documentation, including final copies of all documents or other materials filed or to be filed by the Client, or any of its affiliates with any Regulatory Body, domestic or foreign, which might reasonably be considered relevant to The Advisor's request made of the Client or, if within the Client's knowledge, of any person from any regulatory authority, domestic or foreign, which might be reasonably considered relevant to the engagement herein.

UPDATE TO INFORMATION:

The Client will advise The Advisor promptly of any material change, of which it is or becomes aware relating to the securities, assets, business or affairs of the Client, its affiliates or the information provided to the Advisor concerning the Client or the Client's transaction contemplated herein, including, but not limited to, any legal action or claims commenced against the Client. The Client agrees to comply promptly with all applicable requirements of regulatory authorities in respect of such material change. The Client will notify The Advisor promptly of any notice by any judicial or regulatory authority or any stock exchange requesting any information, meeting or hearing relating to the Client or a Financing. The Client agrees that if there occurs any material change or event, or if the Client discovers any fact or information which the Client believes is material or would require the making of any amendment, supplement or revision to any materials used or to be used in connection with a Financing (an amendment), the Client will (i) notify The Advisor in writing of the full particulars, (ii) with The Advisor's participation, prepare and distribute the amendment in the manner permitted or required by applicable security regulation, and (iii) provide The Advisor with that number of copies of the amendment as The Advisor may reasonably request. The Client shall discuss with The Advisor any such change, event or fact which is of such a nature that there is reasonable doubt as to whether such notice in writing need to be given to The Advisor. In the event that a claim or a legal action is commenced against The Client, The Client shall immediately provide copies of such actions or claims and a summary thereof to The Advisor.

ADDITIONAL SERVICES:

If The Advisor is requested to provide any other services in addition to those described above, the terms and conditions relating to such services will be outlined in a separate letter of agreement and the fees for such services will be negotiated separately and in good faith.

USE OF ADVICE:

The Client acknowledges and agrees that all written and oral advice, analysis and material provided by The Advisor in connection with this Agreement, are intended solely for The Client's benefit and for The Client's internal use only (including its management, directors and counsel) in considering any material transaction and agree that no such advice and materials will be used for any other purpose whatsoever or reproduced, disseminated, quoted from or referred to in whole or in part at any time, in any manner or for any purpose, without The Advisor's prior written consent in each specific instance.

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Any advice given by The Advisor hereunder will be subject to, and will be based upon, such assumptions, limitations, qualifications and reservations as The Advisor, in its sole judgment, deem necessary or prudent in the circumstances.

The Advisor expressly disclaims any liability or responsibility to the Client or any affiliate thereof, their respective management and boards of directors, or any other third party (including without limitation, any past, present, or future holder of any security of the Client) by reason of any unauthorized use, publication, distribution of or reference to any oral or written advice or opinions or materials provided by The Advisor or any unauthorized reference to The Advisor or this engagement.

CONFIDENTIALITY:

The Advisor, and each of its directors, officers, employees and agents, will keep strictly confidential and will use only for the purposes of performing its obligations hereunder, all information, whether written or oral, acquired from the Client and its subsidiaries and their respective agents and advisors in connection with work hereunder, except information that was made available to the public prior to the engagement herein or that thereafter becomes available to the public other than through the breach by the Advisor or was known to the Advisor prior to the engagement herein (including, for such purpose, the discussions leading to the execution hereof), and except to the extent that the Advisor is required by law or in connection with legal process or regulatory proceedings to disclose such information. If The Advisor is so required to disclose any such information, The Advisor will (unless prohibited from doing so by law or such legal process or regulatory procedures) provide The Client with prompt notice of such requirement and cooperate fully with The Client, so that The Client may seek an appropriate protective order.

RELATIONSHIP:

The Client agrees that The Advisor has been retained to act solely as a consultant to the Client. In such capacity the Advisor shall act as an independent contractor, not as an agent or employee of the Client.

The Advisor will promptly notify The Client of any Existing or possible conflict of interest when identified.

NOTICES:

Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given or made by personal delivery or by telecopy or similar facsimile transmission (Receipt confirmed) to respective parties as follows:

ADDRESSES:

The office address of the Advisor is;	55 York Street Suite 201 Toronto Ontario M5J 1R7
The office address of the Client is;	200 Davenport Rd Toronto Ontario M5R 1J2

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GENERAL:

Independent Legal Advice
Each party to this agreement represents and warrants to each other party that such party has read and fully understands the terms and provisions hereof, has had an opportunity to review this agreement with legal counsel, and has executed this Agreement based upon such party's own judgment and advice of independent legal counsel (if sought).

Assignment
This Agreement shall not be assigned by a party without the prior written consent of the other party and shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

Survival
This Agreement, including without limitation the representation, warranties and covenants contained herein, shall survive and continue in full force and effect and be binding upon the parties hereto to give effect to its terms, notwithstanding the completion of the transaction contemplated hereby.

Governing Law
This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario or any applicable federal laws of Canada and each party hereby irrevocably and unconditionally attorns to the jurisdiction of the courts of such jurisdiction.

The Advisor is not a registered Investment Dealer or Exempt Market Dealer, and is not in the business of trading or promoting securities. The scope of services to be provided by The Advisor is limited to aforementioned transactional advisory and financing facilitation services. The Advisor will make direct introduction to suitable and qualified Investment Dealer(s) or Exempt Market Dealer(s), as required, to act as agent for The Client to complete Private Placement financings, if required.

Time is of the Essence
Time shall be of the essence in this Agreement.

Entire Agreement
This Agreement, together with all documents and agreements incorporated by reference herein (including those referred to in the confidentiality provision), constitutes the entire agreement between the parties hereto with respect to the engagement of The Advisor by the Client to provide the Advisory services set forth herein. There are not and shall not be any verbal statements, representations, warranties, undertakings or agreements between the parties and this Agreement may not be amended or modified in any respect except by a written instrument signed by the parties hereto.

Amendment
No alteration or amendment of this Agreement shall be valid unless made in writing and signed by all parties.

Counterparts
This agreement may be signed in one or more counterparts, and may be evidenced by a facsimile or electronic copy of such signature. Each counterpart will be deemed to be an original and, taken together, shall constitute one and the same instrument.

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If you are in agreement with the foregoing, please so indicate by signing and returning to a signed copy of this Agreement. We sincerely look forward to working closely with you and you team.

Phoenix Corporate Finance Inc., (The "Advisor")

Per: Saul Muskat CPA, CA
President

Acceptance

We hereby accept the terms and conditions contained in this Engagement Agreement.

Accepted this 25TH day of July, 2016.

SusGlobal Energy Corp., (The "Client")

Per: Marc Hazout
Chairman and President
I have authority to bind The Client

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